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                                                                   EXHIBIT 10.25

              ADMINISTRATIVE SERVICES AND COST ALLOCATION AGREEMENT

          This Administrative Services and Cost Allocation Agreement ("Agreement") is made and entered into on the 1st day of January, 2002 (the "Effective Date") by and between Old Lyme Insurance Company of Rhode Island, Inc., a Rhode Island-domiciled insurance company ("Old Lyme"), and Kaye Group Inc., a Delaware corporation (together with certain of its wholly owned subsidiaries, "Kaye Group").


                                   WITNESSETH:

          WHEREAS, Old Lyme and Kaye Group are controlled by Fairfax Financial Holdings Limited ("Fairfax"); and

          WHEREAS, Kaye Group has the expertise to provide certain administrative services to Old Lyme; and

          WHEREAS, Old Lyme and Kaye Group acknowledge that it is desirable that certain administrative services required by Old Lyme be performed Kaye Group.

          NOW, THEREFORE, in consideration of the covenants, promises and obligations contained herein and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                     ADMINISTRATIVE SERVICES TO BE PERFORMED

A. Kaye Group shall provide or arrange for the provision of administrative services requested by Old Lyme (collectively, the "Services"), including, but not limited to:

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     actuarial, audit, executive, legal, personnel, accounting and other financial services, insurance coverages, computer and related expenses, telephone, the provision of necessary office accommodation and rent. On the Effective Date and at the beginning of each calendar year thereafter, the parties shall mutually agree upon the specific details of the Services to be provided hereunder and the costs to be charged therefor, which costs shall be at cost. In no event shall the Services provided hereunder duplicate services provided to Old Lyme by any other affiliated corporation of Old Lyme.

B. With respect to any Service provided to Old Lyme hereunder, it is understood that Kaye Group shall provide or arrange for the provision of such services in accordance with Old Lyme's standards, policies and procedures. Kaye Group shall provide the Services in accordance with all applicable federal and state laws, rules and regulations, including, but not limited to, maintaining all necessary licenses in jurisdictions in which Old Lyme writes insurance on an admitted or surplus lines basis. Notwithstanding any other provision of this Agreement, it is understood that Old Lyme's business affairs shall be managed by its Board of Directors, and, to the extent delegated by such board, by its appropriately designated officers.

C. Subject to the terms, conditions and limitations of this Agreement, Kaye Group shall perform or arrange for the provision of all Services requested by Old Lyme pursuant to this Agreement diligently and in a professional manner.


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                                   ARTICLE II

                                  COMPENSATION

The charges for the Services rendered by Kaye Group to Old Lyme will be the actual cost Kaye Group incurs in providing the Services. It is intended that the charges for the Services rendered hereunder will be fair and equitable and will, as nearly as practicable, approximate Kaye Group's cost therefor. Such costs and expenses shall be paid by Old Lyme on a quarterly basis. No later than sixty
(60) days following the end of each calendar year, the parties hereto shall review the costs and expenses incurred by Kaye Group during such calendar year (the "True-up Amount"). Within thirty (30) days of the completion of such review, Old Lyme shall pay to Kaye Group the amount, if any, by which the True-up Amount exceeds the total amount of costs and expenses paid by Old Lyme to Kaye Group during the prior calendar year, or Kaye Group shall reimburse Old Lyme for the amount, if any, by which the total amount of costs and expenses paid by Old Lyme to Kaye Group during the prior calendar year that exceeds the True-up Amount.


                                   ARTICLE III

                                   TERMINATION

A. Except as provided below, this Agreement shall be continuous unless: (i) terminated by mutual agreement between the parties; or (ii) terminated by either party upon twelve (12) months prior written notice to the other party.

B. Old Lyme may terminate this Agreement in the event that Kaye Group has materially breached any of its obligations hereunder (a "Material Breach"), provided that (i) Old Lyme shall have first notified Kaye Group in writing of such Material Breach (a "Notice of Material Breach) and (ii) Kaye Group shall not have cured the Material Breach within


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     sixty (60) days following delivery to Kaye Group of the Notice of Material
     Breach (the "Cure Period"). Termination pursuant to this Section B shall become effective upon the expiration of the Cure Period. For purposes of this Section B, a Material Breach shall include, but not be limited to, a breach of Kaye Group's obligations set forth in Article I(B) hereof.

C. Old Lyme may, in its sole discretion, terminate this Agreement in the event of a transfer of ownership or change in control of Kaye Group, other than a Permitted Change of Control. A "Permitted Change of Control" means a sale or other transfer of all, or any portion of, the voting securities of Kaye Group (i) as a result of which Hub International Limited directly or indirectly controls a majority of the voting securities of Kaye Group; or
     (ii) to an entity controlled directly or indirectly by Fairfax. Termination pursuant to this Section C shall become effective immediately upon the effectiveness of the transfer of ownership or change in control. For purposes of this Section C, "control" and "controlled" shall have the meanings set forth in section 27-35-1(c) of the General Laws of the State of Rhode Island, as amended.

D. Old Lyme may terminate Kaye Group's right to perform certain Services hereunder in the event that Old Lyme chooses to perform such Services itself or in the event that Fairfax shall perform such Services. Termination pursuant to this subsection shall be effective upon 120 days prior written notice to Kaye Group. In the event that Old Lyme elects to terminate Kaye Group's right to perform certain Services, then Old Lyme shall provide Kaye Group with reports and other information that Kaye Group had provided to Old Lyme prior to such termination. Such reports and information shall be provided as frequently as Kaye Group had provided them to Old Lyme.


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E.   In the event this Agreement is terminated, the parties shall cooperate in a commercially reasonable manner to ensure that such termination does not unduly disrupt the business operations of Old Lyme. For greater certainty, Old Lyme shall, for a reasonable period of time following the effective date of termination and at its own expense, continue to have reasonable access to all software, procedures, processes and systems generated, developed, or licensed by Kaye Group and used in connection with the provision of the Services (collectively, the "Kaye Group Systems").


                                   ARTICLE IV

                         ACCOUNTING RECORDS AND REPORTS

A. All business records, reports, studies, documents, financial statements and other information generated by Kaye Group pursuant to or relating to the Services provided to Old Lyme hereunder are the property of Old Lyme. All Kaye Group Systems shall be the property of the Kaye Group; provided, however, that any such items developed by Kaye Group pursuant to a formal written specification request from Old Lyme and paid for by Old Lyme shall be the property of Old Lyme.

B. In connection with the Services provided hereunder, Kaye Group agrees to furnish Old Lyme financial, accounting, data processing and budgeting reports on a monthly basis, and actuarial reports on a quarterly basis, in each case in such manner and at such time as shall be reasonably required by Old Lyme.

C. Kaye Group shall be responsible for maintaining full and accurate accounts and records of all Services provided hereunder in accordance with applicable laws and regulations, and such additional information as Old Lyme may reasonably request for purposes of its


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     internal bookkeeping and accounting operations, including, without limitation, the preparation of GAAP and SAP annual and quarterly financial statements. Kaye Group shall keep copies of such accounts and records available at their principal offices for audit, inspection and copying by Old Lyme and persons authorized by it or any governmental agency having jurisdiction over Old Lyme (a "Regulator") upon reasonable notice during all reasonable business hours and Old Lyme shall maintain copies of such accounts and records at its home office in Rhode Island.

D. Kaye Group shall promptly respond to any inquiry from Old Lyme and persons authorized by it or any Regulator with respect to the accounts and records maintained in accordance with the terms of this Agreement. Kaye Group shall also assist and cooperate with Old Lyme's auditors and Regulators in the conduct of any audit or examination of Old Lyme's financial condition and results of operations.


                                    ARTICLE V

                                 INDEMNIFICATION

A. Indemnification by Old Lyme. Old Lyme shall indemnify, defend and hold harmless Kaye Group and its affiliates and directors, officers, employees and agents from and against any and all claims, liabilities, demands, actions, proceedings, damages, including punitive, consequential or extracontractual obligations and obligations in excess of original policy limits, losses, deficiencies, fines, penalties, costs or expenses, including reasonable attorneys' fees ("Demands") to the extent relating to or arising out of any act or omission of Old Lyme, its affiliates and directors, officers, employees and agents, in performing their obligations under this Agreement except to the extent such act or omission occurred at the direction or request of Kaye Group or in conformity with


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     guidelines provided by Kaye Group. Old Lyme shall further indemnify and hold Kaye Group and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of the Old Lyme's breach of this Agreement or the failure of Old Lyme to make available to Kaye Group any information or to provide any services required to be made available to or provided to Kaye Group under this Agreement. Notwithstanding the foregoing, Old Lyme shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross negligence on the part of Kaye Group and its affiliates and directors, officers, employees and agents, other than Old Lyme.

B. Indemnification by Kaye Group. Kaye Group shall indemnify, defend and hold harmless Old Lyme and its affiliates and directors, officers, employees and agents from and against any and all Demands to the extent relating to or arising out of any act or omission of Kaye Group, its affiliates and directors, officers, employees and agents in performing their obligations under this Agreement except to the extent such act or omission occurred at the direction or request of Old Lyme or in conformity with guidelines provided by Old Lyme. Kaye Group shall further indemnify and hold Old Lyme and its affiliates and directors, officers, employees and agents harmless from and against any and all Demands to the extent relating to or arising in any way as a result of Kaye Group's breach of this Agreement or the failure of Kaye Group to make available to Old Lyme any information or to provide any services required to be made available to or provided to Old Lyme under this Agreement. Notwithstanding the foregoing, Kaye Group shall not indemnify for any Demands to the extent arising from the willful misconduct, bad faith or gross


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     negligence on the part of Old Lyme and its affiliates and directors, officers, employees and agents other than Kaye Group.

C. Indemnification Procedure. If a party hereto (the "Indemnified Party") asserts that another party (the "Indemnifying Party") has become obligated to indemnify pursuant to this Article V, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give written notice to the Indemnifying Party within a sufficiently prompt time to avoid prejudice to the Indemnifying Party, specifying in reasonable detail the facts upon which the claimed right to indemnification is based. The Indemnifying Party shall, at its own cost, be entitled to contest or defend any action against the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each be entitled to choose counsel of their choice and each party shall bear the cost of counsel it so chooses. In the event of the settlement of an action for which indemnification is required, the Indemnifying Party shall not be required to indemnify the Indemnified Party unless the Indemnifying Party shall have agreed to the terms of such settlement, which agreement shall not be unreasonably withheld. Any payment to be made by an Indemnifying Party shall be made within thirty (30) days of the delivery of notice of an uncontested claim to indemnification or final determination of the amount to be indemnified.


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                                   ARTICLE VI

                            MAINTENANCE OF INSURANCE

A. Kaye Group is required to maintain in full force and effect the following policies of insurance issued by an insurer rated no less than "A-" by A. M. Best Company during the Term of this Agreement and thereafter while Kaye Group has any obligations hereunder:

     (1) errors and omissions insurance covering Kaye Group and its employees in the minimum amount of ten million dollars ($10,000,000) with a deductible not to exceed five hundred thousand dollars ($500,000);


     (2) fidelity insurance covering Kaye Group and its employees in the minimum amount of five million dollars ($5,000,000);


     (3) commercial general liability insurance (including personal injury) covering Kaye Group and its employees in the minimum amount of one million dollars ($1,000,000) single limit per occurrence covering Kaye Group and its employees and a five million dollar ($5,000,000) umbrella policy covering Kaye Group and its employees;


     (4) non-owned automobile liability insurance covering Kaye Group employees in the minimum amount of one million dollars ($1,000,000) single limit per occurrence and a five million dollar ($5,000,000) umbrella policy covering Kaye Group and its employees; and


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     (5)  workers compensation insurance in at least the minimum amounts required to be maintained by Kaye Group by any applicable statute or regulation.

Such insurance shall be maintained by Kaye Group at its sole cost and expense and shall be primary and noncontributing coverage with regard to any valid and collectible insurance available to Old Lyme. Kaye Group shall request their insurers to provide thirty (30) days prior notification to Old Lyme, and Kaye Group agrees to immediately notify Old Lyme when it receives notice of lapse, increased deductibles, decreased coverage, or upon receipt of a notice terminating coverage. Prior to the Effective Date and on or before January 30 of each year thereafter, Kaye Group shall furnish proof of such insurance. Kaye Group further agrees to notify Old Lyme of any claim brought under any such policy which arises out of or is connected with the Services performed hereunder. Old Lyme must be identified as a joint payee or joint insured as Old Lyme's interests may appear.


                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

A. Cooperation. The parties shall cooperate in a commercially reasonable manner in order that the duties assumed by Kaye Group will be effectively, efficiently and promptly discharged. Old Lyme shall, at all reasonable times, during its normal business hours, make available to Kaye Group properly authorized personnel of Old Lyme for the purpose of consultation and decision and information as may be reasonably required by Kaye Group.


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B.   Reasonableness. The parties will act reasonably and in good faith on all matters within the terms of this Agreement.

C. Errors and Omissions. Any delays, errors or omissions on the part of a party occurring in connection with this Agreement or any transaction hereunder shall not relieve any other party from any liability which would have otherwise attached, had such delay, error or omission not occurred, provided that such error or omission is rectified as soon as reasonably practicable after discovery thereof.

D. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by written consent of all of the parties hereto.

E. Amendments and Waivers. This Agreement may be amended at any time by an agreement in writing between the parties. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

F. Entire Agreement. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and there are no understandings between the parties as to the Services to be provided other than as expressed in this Agreement. Any


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     amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by both parties.

G. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

H. Governing Law. This Agreement shall be interpreted and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions of such jurisdiction.

I. Invalidity. Unless the invalidity or unenforceability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

J. Dispute Resolution. In the event of an alleged breach of this Agreement or any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof (each, a "Dispute"), the parties agree to work together in good faith to resolve the matter internally by escalating to higher levels of management of the parties and to senior management of Fairfax and then, if necessary, to submit the


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     matter to arbitration in the manner described below. No Dispute will be submitted to arbitration during such internal dispute process. The duration of such process will not exceed sixty (60) days starting upon the written notification of a Dispute from one party to the other. In any event, either party may stop the internal dispute resolution procedure whenever it, in good faith, determines that the procedure is no longer appropriate to resolve the Dispute.

     In the event a Dispute is not resolved pursuant to the preceding paragraph, such Dispute shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire. The members of the Board shall be U.S. citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.


     1. One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator. The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the


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          umpire, but this period of time may be extended by unanimous written consent of the Board.


     2. The sittings of the Board shall take place in New York, New York, unless otherwise agreed by the parties hereto. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of evidence. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.


     3. Each party shall bear the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.


K. Government Action. Each party shall promptly notify the other party of any inquiry, investigation, cease and desist order, audit, complaint or other similar matter from any state or federal regulatory or law enforcement body or any similar organization having authority to regulate surplus lines insurance to which such other party may be subject, within three days following receipt or otherwise becoming aware thereof.


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L.   Privacy. Neither party shall disclose any non-public personal, medical or financial information gathered in the course of performing any Services hereunder to any third party and shall in all respects comply with the Gramm-Leach-Bliley Act, Pub. L. No. 106-102, 113 Stat. 1338 (1999) as implemented by any and all state insurance regulatory bodies. Further, both parties shall comply with any and all privacy regulations and statutes applicable to any information obtained by either party as a result of the Services and shall be solely responsible for any fines, penalties or damages associated with its own improper disclosure of protected information and shall fully defend, indemnify, and hold harmless the other party for any such improper disclosure in accordance with Article VII hereof.

M. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile transmission to the appropriate facsimile number on Appendix A or, if mailed, three days after the date of deposit in the United States mails, to the appropriate address on Appendix A. Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

N. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.


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O.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.


OLD LYME INSURANCE COMPANY OF
RHODE ISLAND, INC.


By: /s/ Michael P. Sabanos
    -----------------------------------
    Name:
    Title:



KAYE GROUP INC. TOGETHER WITH CERTAIN
OF ITS WHOLLY OWNED SUBSIDIARIES


By: /s/ Michael P. Sabanos
    -----------------------------------
    Name:
    Title: